                                                                    EXHIBIT 5.1




                               February 22, 1996

Apache Corporation
2000 Post Oak Boulevard, Suite 100
Houston, Texas  77056-4400

Ladies and Gentlemen:

         I am General Counsel to Apache Corporation, a Delaware corporation (the "Company"), and am rendering this opinion in my capacity as such in connection with the offer and sale by the Company of $100,000,000 aggregate principal amount of 7.70% Notes due 2026 (the "Notes") described in the Company's Prospectus Supplement dated February 22, 1996 (the "Prospectus Supplement"). The Notes are to be issued in one or more series pursuant to an Indenture between the Company and Chemical Bank, Trustee. The Notes are to be offered upon the terms and subject to the conditions set forth in an Underwriting Agreement dated February 22, 1996 by and between the Company and First Chicago Capital Markets, Inc., Lehman Brothers Inc., and J.P. Morgan Securities Inc. (the "Underwriting Agreement").

         In connection therewith, I have examined the Registration Statement on Form S-3 (Registration No. 33-63923, the "Registration Statement") covering the Notes which was filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, and declared effective by the Commission on December 13, 1995, and the Prospectus Supplement. I have also examined originals or copies certified or otherwise identified to my satisfaction of the Restated Certificate of Incorporation and the Bylaws of the Company, each as amended to date, the corporate proceedings with respect to the offering of Notes and such other documents and instruments as I have deemed necessary or appropriate for the expression of the opinions contained herein.

         I have assumed the authenticity and completeness of all records, certificates and other instruments submitted to me as originals, the conformity to original documents of all records, certificates and other instruments submitted to me as copies, the authenticity and completeness of originals of those records, certificates and other instruments submitted to me as copies and the correctness of all statements of fact contained in all records, certificates and other instruments that I have examined.

         Based on the foregoing, and having regard for such legal considerations as I have deemed relevant, I am of the opinion that the Notes have been duly authorized and when duly executed by the proper officers of the Company, authenticated and delivered by the Trustee in accordance with the Indenture, and issued and sold pursuant to the terms of the Underwriting Agreement against payment of the consideration therefor, will constitute valid and legally binding obligations of the Company, enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting enforcement of creditors' rights generally or by general equity principles, and except further as enforcement thereof may be limited by (1) requirements that a claim with respect to any Notes denominated other than in U.S. dollars (or a foreign currency or composite currency judgment in respect of such claim) be converted into U.S. dollars at a rate of exchange prevailing on a date determined pursuant to applicable law or (2) governmental authority to limit, delay or prohibit the making of payments outside the United States.

         I consent to the filing of this opinion as an exhibit to the Form 8-K of the Company dated February 22, 1996, to be filed with the Commission and to incorporation by reference of this opinion in the Registration Statement.

                                    Very truly yours,


                                    ------------------------------
                                    Z. S. Kobiashvili,
                                    Vice President and General Counsel